Exhibit 10.27

Execution Copy

TERMINATION AGREEMENT

by and among

HEDGE CONNECTION, INC.,

LISA VIONI,

RISE FINANCIAL SERVICES, LLC,

AND

SIEBERT FINANCIAL CORP.

October 18, 2022

This TERMINATION AGREEMENT, dated as of October 18, 2022 (this “Agreement”), is by and among Hedge Connection Inc., a corporation organized under the laws of Florida (“Hedge Connection”), Lisa Vioni (“Vioni”), RISE Financial Services, LLC, a limited liability company organized under the laws of Delaware (“RISE”), and Siebert Financial Corp., a corporation organized under the laws of New York (“Siebert Financial”). Each party referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Hedge Connection, Vioni, and RISE are parties to that certain Purchase Agreement, dated January 21, 2022 (“Hedge Connection Purchase Agreement”); and

WHEREAS, the Parties desire to terminate the Hedge Connection Purchase Agreement and terminate the Parties’ respective obligations under that agreement pursuant to the terms and conditions herein;

NOW THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into the terms hereof, and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I. DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

(b) “Agents” means, with respect to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

(c) “Agreement” has the meaning set forth in the preamble to this Agreement.

(d) “Business Day” means any day other than a Saturday, Sunday or other day on which banks located in the State of New York are authorized or required by Law to close.

(e) “Closing” has the meaning set forth in Section 2.5.

(f) “Closing Date” has the meaning set forth in Section 2.5.

(g) “Contract” means any written or oral contract, lease, license, indenture, undertaking or other agreement that is legally binding.

(h) “Dollars” or “$” means the lawful currency of the United States.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Financial Statements” includes all of the following: (a) the balance sheet and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the twelve-month period then ended; and (b) any and all interim financial statements thereafter issued.

(k) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(l) “GAAP” means generally accepted accounting principles in the United States, consistently applied in accordance with past practices.

(m) “Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, regulatory, governmental or quasi-governmental entity, including any SRO with competent jurisdiction.

(n) “Hedge Connection” has the meaning set forth in the preamble to this Agreement.

(o) “Hedge Connection Option” has the meaning set forth in Section 2.2.2.

(p) “Hedge Connection Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

(q) “Indemnitee” means any Person that is entitled to indemnification pursuant to the provisions of this Agreement.

(r) “Indemnitor” means any Party from which a Person is entitled to indemnification pursuant to the provisions of this Agreement.

(s) “Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trademark and service mark applications and registrations, trade dress. logos, trade names, monograms, tag lines, slogans, brand names and domain names, (iii) copyrights, together with all applications, registrations and renewals therefor, (iv) trade secrets (v) source code, object code, databases, instruction manuals and related material.

(t) “Law” means, with respect to any Person, any statute, law, code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person.

(u) “Legal Proceeding” means any legal proceeding (whether at law or in equity) or arbitration before, or any formal investigation by, a Governmental Entity.

(v) “Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

(w) “Losses” has the meaning set forth in Section 3.1.

(x)  “Notice of Claim” has the meaning set forth in Section 3.3.1.

(y)  “Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.

(z) “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

(aa) “Permit” means consent, approval, license, permit, certificate or authorization from any Governmental Entity.

(bb) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity.

(cc) “Records” means the books and records (including those that are required to be maintained pursuant to Section 17(a) of the Exchange Act, the Commodity Exchange Act, FINRA, state securities and insurance regulators and other applicable rules of any applicable Governmental Entity).

(dd) “RISE” has the meaning set forth in the preamble to this Agreement.

(ee) “Securities Registered Representative” means a Person registered with FINRA as a representative of RISE to offer and sell securities products.

(ff) “SEC” means the United States Securities and Exchange Commission.

(gg)  “Siebert Financial” has the meaning set forth in the preamble to this Agreement.

(hh) “Siebert Financial Indemnitees” has the meaning set forth in Section 3.2.

(ii) “SRO” means any self-regulatory organization, including FINRA.

(jj) “Tax” or “Taxes” means (a) any United States local, state or federal or foreign income, gross receipts, license, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar including FICA), unemployment, registration, disability, occupation, real property, escheat, unclaimed property, severance, stamp, premium, windfall profits, environmental, customs, duties, capital stock, excise, alternative or add-on minimum, estimated or other taxes of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by a Taxing Authority, including any interest, penalty or addition thereto, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor.

(kk) “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

(ll) “Third Party Claim” has the meaning set forth in Section 3.3.1.

(mm) “Third Party Defense” has the meaning set forth in Section 3.3.2.

(ccc) “3.333% RISE Membership Interests has the meaning set forth in Section 2.1.3.

Section 1.2 Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include the other genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (h) the word “or” shall be disjunctive and not exclusive; and (i) any reference to a statute or regulation is to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation includes any successor to the section. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Article II. MEMBERSHIP INTERESTS AND COMMON STOCK EXCHANGE

SECTION 2.1 Exchange of Hedge Connection Common Stock, Option, and Agreements.

2.1.1 RISE, as of the Closing Date, does hereby transfer, assign and deliver to Hedge Connection, good, valid and marketable title, free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever, all Common Stock of Hedge Connection that was issued to Rise pursuant to the Hedge Purchase Agreement (such shares of Common Stock of Hedge Connection hereinafter, “Hedge Connection Shares”) and RISE shall not have any right to receive, or obligation to pay for, any additional Common Stock of Hedge Connection;

2.1.2 RISE, as of the Closing Date, does hereby transfer, assign and deliver to Vioni, good, valid and marketable title, free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever, the option to purchase Common Stock of Hedge Connection that was issued to Rise pursuant to the Hedge Purchase Agreement and an Option Agreement attached thereto as Exhibit A thereto (such option to purchase Common Stock of Hedge Connection hereinafter, “Hedge Connection Option”);

2.1.3 Vioni, as of the Closing Date, does hereby transfer, assign and deliver to RISE good, valid and marketable title, free and clear of any and all liens, encumbrances, liabilities, obligations, restrictions (other than applicable securities laws restrictions) or rights of others of any character whatsoever, the limited liability company membership interests in RISE that represented 3.333% of the issued and outstanding membership interests of RISE that were issued to Vioni pursuant to the Hedge Purchase Agreement (such membership interests in RISE hereinafter, the “3.333% RISE Membership Interests”);

2.1.4 The Technology License between RISE and Hedge Connection granted pursuant to the Hedge Purchase Agreement, and set forth in Exhibit B thereto (such Technology License hereinafter, “Technology License”), is hereby terminated;

2.1.5 The Consulting Agreement by and among RISE, Hedge Connection and Vioni pursuant to the Hedge Purchase Agreement, and set forth in Exhibit C thereto (such Consulting Agreement hereinafter, “Vioni Consulting Agreement”), is hereby terminated.

2.1.6 The RISE Financial Services, LLC Right Agreement by and among RISE, Hedge Connection and Vioni pursuant to the Hedge Purchase Agreement, and set forth in Exhibit E thereto (such Rights Agreement hereinafter, “RISE Rights Agreement”), is hereby terminated.

2.1.7 The Voting Agreement by and among RISE, Hedge Connection and Vioni pursuant to the Hedge Purchase Agreement, and set forth in Exhibit F thereto (such Rights Agreement hereinafter, “RISE Rights Agreement”), is hereby terminated.

SECTION 2.3 Board of Director and Officer Resignations

2.3.1 Vioni, as of the Closing Date, shall resign from any and all positions with RISE, including as a director of the board of directors of RISE, as President of RISE’s Prime Services division, and as a registered representative of RISE.

SECTION 2.4 Registration with Tigress Financial

2.4.1 Within five (5) days of the Closing Date, Vioni shall file with FINRA required information to become a Securities Registered Representative of Tigress Financial.

2.4.2 Upon execution of this Agreement by Vioni and Hedge Connection, RISE shall reimburse Vioni and Hedge Connection for $12,129.25 of those expenses set forth on Schedule 2.4.2 attached hereto. Vioni and Hedge Connection hereby waive all claims for reimbursement of the remainder of such expenses from RISE and instead shall handle the reimbursement of such remainder directly with Tigress Financial.

SECTION 2.5 Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date this Agreement is executed by electronic exchange of the documents (which may be in counterparts) required to be delivered pursuant to Section 2.6 or such other date as the Parties may agree (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

SECTION 2.6 Conditions to Closing

2.6.1 Conditions to Obligations of Hedge Connection and Vioni. The obligations of each of Hedge Connection and Vioni consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i) the covenants, agreements and obligations required by this Agreement to be performed and complied with by RISE and Siebert Financial prior to or at the Closing Date shall have been performed and complied with in all material respects prior to or at the Closing Date; and

(ii) At the Closing:

(A) Siebert Financial shall deliver to Hedge Connection the Hedge Connection Shares; and

(B) Siebert Financial shall deliver to Vioni the Option on Hedge Connection Common Stock.

2.6.2 Conditions to Obligations of RISE and Siebert Financial. The obligations of each of RISE and Siebert Financial to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i)  the covenants, agreements and obligations required by this Agreement to be performed and complied with by Hedge Connection and Vioni prior to or at the Closing Date shall have been performed and complied with in all material respects prior to or at the Closing Date; and

(ii) At the Closing:

(A) Vioni shall deliver to RISE the 3.333% RISE Membership Interests; and

(B) Vioni shall tender her resignation as a director of RISE and President of RISE’s Prime Services division.

Article III. INDEMNIFICATION

Section 3.1 Indemnification by Siebert Financial. Subject to the limitations set forth herein, after the Closing, Siebert Financial and RISE shall indemnify and defend Hedge Connection and Vioni, and each of them, against, and shall hold Hedge Connection, its Agents and its Affiliates, and each of the equityholders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Hedge Connection Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred by or imposed on such Hedge Connection Indemnitee to the extent resulting from or arising out of any breach of the covenants or agreements of RISE or Siebert Financial contained in this Agreement.

Section 3.2 Indemnification by Hedge Connection and Vioni. Subject to the limitations set forth herein, after the Closing, Hedge Connection and Vioni shall indemnify and defend Siebert Financial and RISE against, and shall hold Siebert Financial and RISE, each of their Agents and its Affiliates, and each of the equityholders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Siebert Financial Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred by or imposed on such Siebert Financial Indemnitee to the extent resulting from or arising out of any breach of the covenants or agreements of Hedge Connection or Vioni contained in this Agreement.

Section 3.3 Indemnification Procedures for Third Party Claims.

3.3.1 In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (each, a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (each, a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice shall not affect the rights or obligations of such Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitor other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee shall enclose with the Notice of Claim copies of all papers served and received by it with respect to such Third Party Claim, if any, and copies of any other documents received by it that evidence such Third Party Claim.

3.3.2 The Indemnitor shall have the right, but not the obligation, to, within twenty Business Days after the Indemnitees’ compliance with Section 3.3.1, assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that the Indemnitor shall not be entitled to assume the defense of a Third Party Claim to the extent that (i) such Third Party Claim seeks an injunction or other equitable relief against any Indemnitee or (ii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, investigation, suit or proceeding. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for injunctive or equitable relief or does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Third Party Claim with prejudice without the prior written consent of the Indemnitee (not to be unreasonably withheld, delayed or conditioned). The Parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

3.3.3 If the Indemnitor does not assume the Third Party Defense within twenty Business Days after the Indemnitees’ compliance with Section 3.3.1 or the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 3.3.2, the Indemnitee will be entitled to assume the Third Party Defense upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

Section 3.4 Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter for which it is seeking or plans to seek indemnification hereunder and that does not involve a Third Party Claim, such notice shall (a) state that the Indemnitee has paid Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Article IV. RELEASES

SECTION 4.1 Release Among Siebert Financial, RISE, Vioni, and Hedge Connection

4.2.1 Upon the Closing Date of the Agreement, Siebert Financial and RISE, on behalf of each of them and each of their present and former members, shareholders, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges Vioni and Hedge Connection, and each of Hedge Connection’s present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all claims, of every kind an nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, in law or in equity, except for any surviving obligations under this Agreement, in consequence of, arising out of, or in any way relating to the Hedge Connection Purchase Agreement, the other agreements and documents executed in connection therewith, or this Agreement.

4.2.2 Upon the Closing Date of the Agreement, Vioni and Hedge Connection, and each of them, on behalf of themselves and itself, and each of Hedge Connection’s present and former members, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, hereby releases, remises, acquits, and forever discharges Siebert Financial and RISE, and each of their present and former members, shareholders, subsidiaries, affiliates, directors, officers, employees, agents, administrators, insurers, attorneys, advisors, successors, heirs, assigns, devisees, executors, conservators, personal representatives, and any person they represent and any person claiming by or through any of the foregoing, of and from any and all claims, of every kind an nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, in law or in equity, except for any surviving obligations under Hedge Connection Purchase Agreement or this Agreement, in consequence of, arising out of, or in any way relating to the Hedge Connection Purchase Agreement, the other agreements and documents executed in connection therewith, or this Agreement, including, but not limited to, all claims for compensation for services rendered to RISE and expenses incurred on behalf of RISE as set forth on Schedule 2 (except those to be paid by RISE at Closing).

SECTION 4.3 Release – General Provisions

Section 4.3.1. Through the releases in this Agreement, the Parties covenant not to institute or file any complaint, lawsuit, arbitration, charge, or other legal processing of any kind against the other concerning any Claims released or purported to be released under this Agreement with any local, state, federal, or national agency or court (whether in the United States or elsewhere) at any time hereafter.

Section 4.3.2. The releases contemplated by this Agreement extends to claims that the Parties do not know or suspect to exist at the time of the release, which, if known, might have affected the Parties’ decision to enter into this Agreement. The Parties will be deemed to relinquish, to the extent it is applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of §1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 4.3.3. In addition, the Parties will be deemed to relinquish, to the extent they are applicable, and to the fullest extent permitted by law, the provisions, rights, and benefits of any law of any state or territory of the United States, federal law, or principle of common law, which is similar, comparable, or equivalent to §1542 of the California Civil Code. The Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true with respect to the settled claims, but that, except as otherwise express provided herein, it is the intention of the Parties to hereby completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Parties warrant that they have read and understand §1542 of the California Civil Code and has had the opportunity to consult with and be advised by counsel regarding its meaning and effect.

Section 4.3.4. Except as otherwise provided in this Agreement, upon the Closing Date, Siebert Financial, RISE, Hedge Connection and Vioni each shall be relieved of all obligations under the Hedge Connection Purchase Agreement, and the other agreements and documents executed in connection therewith, except as otherwise set forth in this Agreement.

Article V. REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power and authority to enter into this Agreement, to grant the release contained herein and to perform its obligations hereunder.

(b) The execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary [corporate] action on the part of such Party.

(c) This Agreement has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms[, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) It (i) knows of no claims against the other Party relating to or arising out of this Agreement or the Hedge Connection Purchase Agreement or the other agreements and documents executed in connection therewith that are not covered by the release contained in this Agreement and (ii) has neither assigned nor transferred any of the claims released herein to any Person or entity and no Person or entity has subrogated to or has any interest or rights in any Claims.

Article VI. INTENTIONALLY OMITTED

Article VII. MISCELLANEOUS

Section 7.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by email, with the original mailed by overnight courier service; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(i)	if to Hedge Connection or Lisa Vioni, to:

Hedge Connection Inc.

19325 Outrider Loop

Bend, OR 97702

Attn: Lisa Vioni, CEO

with a required copy (which shall not constitute notice) to:

Dinsmore & Shohl LLP

900 Wilshire Drive

Suite 300

Troy, MI 48084

Attention: Jeff Hoover, Esq.

Email: Jeff.Hoover@@Dinsmore.com

(ii)	if to RISE, to:

RISE Services, LLC

4141 NE 2nd Ave., Suite 201

Miami, FL 33137

Attention: Andrew Reich

Email: areich@siebert.com

with a required copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Mark T. Hiraide, Esq.

Email: mth@msk.com

(iii)	if to Siebert Financial Corp., to:

Siebert Financial Corp.

653 Collins Avenue

Miami Beach, FL 33139

Attention: Andrew Reich

Email: areich@siebert.com

with a required copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Mark T. Hiraide, Esq.

Email: mth@msk.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice pursuant to this Section 7.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 7.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 7.3 Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

Section 7.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Except as provided in Article VII, this Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 7.5 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflicts of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 7.6 Consent to Jurisdiction; Waiver of Jury Trial. With respect to any dispute between the Parties in connection with or arising out of this Agreement, the Parties agree to submit the dispute to arbitration administered by FINRA under the FINRA Code of Arbitration Procedure for Industry Disputes (the “FINRA Code of Arbitration”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The dispute shall be heard exclusively in a location within the State, County and City of New York. The Parties shall attempt to agree to arbitrators from a list generated by FINRA’s Neutral List Selection System pursuant to FINRA Code of Arbitration Rule 13400. However, if they cannot agree to such arbitrators within fourteen (14) days, then the parties agree to utilize the FINRA Neutral List Selection System appointment process to appoint such arbitrators. The arbitration and the hearing will take place pursuant to the FINRA Code of Arbitration. The award shall be made within six months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, including consequential or punitive damages. The arbitrators may determine how the costs and expenses of the arbitration shall be allocated between the parties, but they shall not award attorneys’ fees. With respect to injunctive relief in aid of arbitration, each Party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 7.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 7.8 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of Hedge Connection and by RISE. Any term or condition of this Agreement may be waived at any time in writing by the Party against whom such waiver is sought to be entered. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure by any Party to enforce a provision of this Agreement shall be deemed to be or construed as a waiver of the right to enforce same or any other term or condition of this Agreement on any future occasion.

Section 7.10 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and schedules referred to herein are intended to be and hereby are made a part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HEDGE CONNECTION, INC.

By:	/s/ Lisa Vioni
Lisa Vioni
Chief Executive Officer

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew H. Reich
Andrew H. Reich
Executive Vice-President, Chief Operating Officer, Chief Financial Officer and Secretary

RISE FINANCIAL SERVICES, LLC

By:
Name:
Title:

LISA VIONI

EXHIBIT 2.4.2

DESCRIPTION	AMOUNT

Expenses: January - June (Submitted)	$3,148.00
Monthly Consulting Fee - July	$15,000.00
Monthly Consulting Fee - August	$15,000.00
Monthly Consulting Fee - September	$15,000.00
Rise Cap-Intro Event Support - May - Danielle Berman	$3,000.00
Rise Cap-Intro Event Support - June - Danielle Berman	$3,000.00
Rise Cap-Intro Event Support - July - Danielle Berman	$3,000.00
Rise Cap-Intro Event Support - August - Danielle Berman	$3,000.00
Becky Swantston	$5,000.00
Rise Design Work	$2,906.25
Twillio Usage - Virtual Cap-Intro Event - June/July	$75.00

Trip to NYC / Deal Ring (9/26 - 9/30)
Airfare 9/26	$143.60
Airfare 9/30	$375.00
Hotel 9/26 - 9/30	$1,893.62
Taxi - 9/26	$75.74
Uber - 9/30	$95.00
Lunch 9/27	$49.37
Dinner 9/27	$54.00
Breakfast 9/28	$32.86
Taxi 9/28	$12.35
Dinner 9/28	$151.30
Breakfast 9/29	$32.21
Lunch 9/29	$51.55
Event Award	$70.00
Growth Strategy Invoice	$12,548.96

Total Due to Lisa Vioni	$83,714.81